UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.     )

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BEHRINGER HARVARD OPPORTUNITY REIT I, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JANUARY 9, 2017 I FAQs–2016 Annual Meeting 7. What will be the expected per-share amount of the final liquidating distribution? Capright Property Advisors, the independent appraisal firm engaged by the Company to value its assets in connection with seeking stockholder approval of the Plan, estimates that net proceeds from the liquidation could range between $1.75 and $2.01 per share. This estimate is based upon market, economic, financial and other circumstances and conditions existing as of August 31, 2016, and any changes in such circumstances and conditions while the Plan is implemented could have a material effect on the ultimate amount of proceeds received by stockholders. The Company can make no guarantees as to the amount of any liquidating distributions. 8. Could the expected per-share amount of the final distribution change? The amount of any liquidating distributions could change for a number of reasons, which are discussed in detail in the risk factors section of the proxy statement mailed to stockholders and filed online with the SEC. For example, a primary component of the estimated liquidating distribution is based upon projected net proceeds from the sale of assets. The Company does not have all of its assets under contract for sale and some of them are in the early stages of the marketing process. Changes in the real estate and capital markets could result in sales of the assets for less than current estimates, which would affect the amount of the liquidating distribution. 9. Including the estimated amount of the net proceeds from the liquidation, what will be the cumulative per-share amount of distributions paid to stockholders since inception? Assuming the Plan is approved by stockholders, the cumulative amount of distributions a stockholder receives will vary depending on the date on which the stockholder invested. The Company made monthly distributions from August 2006 to December 2008 and quarterly distributions from January 2009 through 2010. The distributions from August 2006 through the final regular distribution for the fourth quarter of 2010 totaled $1.17 per share. For a stockholder who owned their shares as of the first record date for distributions in August 2006, the total cumulative distributions (including the estimated amount of the final distribution), could range between $2.92 and $3.18 per share. QUESTIONS ABOUT THE PLAN OF LIQUIDATION 1. Why are stockholders being asked to approve the Plan of Liquidation? Over the course of 2016, the board of directors and the special committee, in consultation with an independent financial advisor and the Company’s external advisor, evaluated strategic alternatives available to the Company and determined that an orderly sale of the Company’s assets was the best option available to it at this time. On August 26, 2016, the board of directors and the special committee each approved the Plan of Liquidation (the Plan) and authorized the Company to seek stockholder approval of the Plan. The Company is required to seek stockholder approval of the Plan before a complete liquidation and dissolution. 2. When does the Company expect to complete the disposition of its remaining assets under the Plan and make a final liquidating distribution? Within 24 months from the date stockholders approve the Plan. The Company can make no guarantees, however, regarding the timing of the final asset sale and liquidating distribution. 3. What are the key provisions of the Plan? The Plan provides for, among other things, the following: • • Disposing of the Company’s remaining assets; Taking all necessary steps to wind-up the business and pay debts and any operating and administrative expenses incurred before dissolution; Distributing net proceeds of the liquidation to stockholders; Dissolving the Company and cancelling all outstanding shares of common stock. • • 4. How were stockholders notified of the Plan? The Plan is included as a proposal in the proxy statement regarding the Annual Meeting mailed or e-mailed to stockholders on November 8, 2016. 5. What vote of stockholders is required to approve the Plan? A simple majority of the outstanding shares of common stock need to vote in favor of the Plan for the Plan to be approved. 6. Will the net proceeds from dispositions be distributed from time to time as the assets are sold, or will a single final liquidating distribution be made? The Company expects that a single cash distribution will be made as promptly as practicable after it disposes of its assets and pays or provides for its liabilities and expenses. Behringer Harvard Opportunity REIT I, Inc.

I 10. When and how will net proceeds from the liquidation be distributed to stockholders? A final liquidating cash distribution will be made as promptly as practicable after the Company’s assets have been disposed of and its liabilities and expenses provided for. A record date will be established and the distribution will be paid to stockholders of record as of that date. For shares held in a qualified custodial account, the payment will be sent to the custodian. Otherwise, the payment will be sent to the stockholder’s address of record. Once the final distribution is made, there will be no further distributions from the Company. 11. What happens if all assets are not disposed within that time frame? If the Company is unable to sell its assets and pay its liabilities within two years after stockholder approval of the Plan, the Company may transfer remaining assets and liabilities into a liquidating trust and distribute the interests in the trust to stockholders, who would become unit holders in the trust. In a liquidating trust structure, costs associated with public company reporting obligations and related financial audits may be reduced, thus conserving capital for the benefit of unit holders. If the Company were to convert to a liquidating trust structure, stockholders would automatically become holders of the same number of units of beneficial interest in the trust with the same amount of economic value per unit as their shares. Stockholders would not have to take any action to receive beneficial interests in the trust. 12. Please reconcile the difference between the most recent estimated share value (ESV) of $3.58 (established in November 2014) and the amount of the estimated net proceeds per share from the liquidation. An ESV is not directly comparable to the estimated range of a liquidating distribution. The estimated range of the liquidating distribution in the Plan includes estimates of selling costs of the assets, projected operating losses during the liquidation period, and estimates of liquidation costs of the Company. An ESV does not include any of these items. The Company does not disclose individual asset valuations or provide specific information for asset valuations. In general, since the Company’s last ESV in November 2014, there have been significant declines in valuations for two Houston office assets, one of which was transferred to the lender via a deed-in-lieu of foreclosure in 2016. There was also a material decline in the valuation of one hotel asset as the projections of future cash flows were narrowed in line with current market conditions. Some assets required additional capital investment and undeveloped assets have generated operating losses. QUESTIONS ABOUT CHARTER AMENDMENTS 13. Why amendments to the Company’s charter are being voted on? There are three charter amendments that stockholders are being asked to approve. Proposal 2A. The Roll-up Definition Proposal: The Company’s charter imposes protections for stockholders relating to “roll up transactions,” which are defined as transactions involving the acquisition, merger, conversion or consolidation of the Company and the issuance to stockholders of securities of another entity. In a roll up transaction, stockholders who vote against the transaction must be given the choice of: • • accepting the securities of the roll-up entity or either (a) remaining stockholders of the Company and preserving their interests in the Company or (b) receiving cash in an amount equal to their proportionate share of the appraised value of the Company. In addition, among other things, the Company is prohibited from participating in any proposed roll-up transaction in which certain stockholder rights are less than currently provided to stockholders. As noted in the Plan, the Company potentially could be converted into a liquidating trust, with beneficial interests in the trust being distributed to stockholders in exchange for their shares and the Company being dissolved. If the distribution to the liquidating trust were to be deemed a “roll up transaction” under the Company’s charter, the Company might be restricted in its ability to convert to a liquidating trust because the Company might not have the ability to offer stockholders the right to remain a stockholder in the Company or to receive cash for their shares. In order to protect the Company’s ability to utilize a liquidating trust structure, the board of directors recommends an amendment to the charter to make clear that a distribution of interests in a liquidating trust would not be deemed a “roll-up transaction.” Behringer Harvard Opportunity REIT I, Inc.

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Behringer Harvard Opportunity REIT I, Inc.

Proposal 2B. The Reporting Proposal:
The Company's charter requires the preparation of an annual report for stockholders containing, among other disclosures, audited financial information. To reduce expenses, in particular, the significant auditor expenses associated with preparing audited financials, the Company may seek relief from the SEC from reporting requirements under the Exchange Act that require the Company to prepare audited financials.

If relief is granted, the Company expects to continue to file current reports on Form 8-K to disclose material events relating to its liquidation and dissolution, along with other reports required by the SEC. However, the Company would expect to discontinue filing annual and quarterly reports on Forms 10-K and 10-Q. Should the SEC not grant relief, the Company would continue to comply with its reporting obligations under the Exchange Act.

If the Reporting Proposal is approved by stockholders, and the SEC grants relief from the reporting requirements under the Exchange Act, the Company will no longer be required to incur the substantial cost associated with preparing audited year-end financial statements. However, if the Reporting Proposal is not approved by stockholders, even if the SEC grants relief from the reporting requirements of the Exchange Act, the Company would still be required to prepare audited year-end financial statements under terms of its charter and bear the associated cost.

Proposal 2C. The Quorum Proposal:
The Company's current charter establishes a quorum as 50% of its outstanding shares. If the Quorum Proposal is approved by stockholders, the quorum requirement would be removed from the charter and included only in the Company's bylaws. The board of directors expects to then amend the bylaws so that a quorum is one-third of all votes entitled to be cast at a stockholder meeting. The board of directors believes a lower quorum threshold to transact business at a stockholder meeting will facilitate the holding of stockholder meetings to elect directors and to approve ratification of auditors and other important matters related to the Company, and reduce the cost and administrative burden in connection with obtaining a quorum at stockholder meetings.

Some transactions, including amending the Company's charter or approving a sale of substantially all of the Company's assets or other business combination or approving a plan of liquidation, require by law the vote of a simple majority of shares outstanding in favor of the transaction. A reduction in the quorum required to hold a stockholders' meeting would not affect the threshold for approval of any matter required by Maryland law to be approved by a greater number than the quorum requirement to hold meetings.

However, stockholders should be aware that lowering the quorum requirement could increase the risk that stockholders could approve a transaction that is not in the best interests of a majority of outstanding shares. Also, by removing the quorum requirement from the Company's charter and including it in the bylaws, the board of directors will have the exclusive power to change the quorum requirement.

GENERAL QUESTIONS

14. How do stockholders vote?

Proxy cards have been mailed to the stockholders, and instructions on how to vote are on the proxy card, including how to vote by Internet, by automated phone system, or by mail. Representatives are also available by phone to take votes at 1-855-325-6675 from 9 am to 9 pm Eastern Time, Monday – Friday for stockholders who prefer to speak with a live person.

15. What has been the ESV history of the Company?

The table below shows the historical ESVs of the Company and the dates they were established by the board of directors.

Estimated Share Value	Date Established	Filing with SEC
$8.17	June 22, 2009	Form 8-K filed 07/22/09
$8.03	January 8, 2010	Form 8-K filed 01/15/10
$7.66	January 10, 2011	Form 8-K filed 02/14/11
$4.12	December 20, 2011	Form 8-K filed 12/28/11
$3.58	December 14, 2012	Form 8-K filed 12/20/12
$3.08	November 11, 2013	Form 10-Q filed 11/14/13
$3.58	November 10, 2014	Form 10-Q filed 11/12/14

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Behringer Harvard Opportunity REIT I, Inc.

16. How can stockholders obtain the necessary cost basis information for use in determining their capital losses for tax purposes?

To assist stockholders in determining their cost basis for tax purposes, the table below classifies distributions made by the Company for tax years 2006 through 2015 and may be used in conjunction with past Form 1099-DIV tax statements sent to stockholders over the life of the Company.

Tax Year	Non-Dividend Distribution	*Ordinary Dividend*	*Capital Gain Distribution*	Total
2006	0.00%	*100.00%*	0.00%	*100.00%*
2007	100.00%	*0.00%*	0.00%	*100.00%*
2008	100.00%	*0.00%*	0.00%	*100.00%*
2009	100.00%	*0.00%*	0.00%	*100.00%*
2010	100.00%	*0.00%*	0.00%	*100.00%*
2011	100.00%	*0.00%*	0.00%	*100.00%*
2012	No stockholder distributions were paid in 2012			
2013	No stockholder distributions were paid in 2013			
2014	No stockholder distributions were paid in 2014			
2015	No stockholder distributions were paid in 2015			

17. Following the distribution of net proceeds from the liquidation, when will final tax statements be issued?

Final Form 1099-DIV tax statements will be sent to stockholders as promptly as practicable following payment of the final liquidating distribution. The tax statement will detail how the final distribution should be classified for tax purposes. Stockholders should contact their tax advisors regarding their personal tax situations.

18. Why did it take so long to wind-up the operations of the Company?

It was originally estimated that the Company would wind-up within six years of the termination of its initial public offering, which occurred on December 28, 2007. However, the life cycle of the Company spanned a historically volatile period in the real estate market, including a collapse in real estate values not seen since the Great Depression. This necessitated an extension of the life of the Company by the board of directors as the advisor attempted to reduce expenses, improve the performance of the investment portfolio and preserve its value, and maximize returns to investors. Despite best efforts, these challenges proved difficult to overcome.

I ADDITIONAL INFORMATION This communication is being filed in respect of the proposed Plan of Liquidation. The proposed Plan of Liquidation will be submitted to the stockholders of the Company for their consideration. In connection with the proposed Plan of Liquidation, the Company has filed a definitive proxy statement with the SEC. Investors are urged to read the definitive proxy statement carefully and in its entirety and any other relevant documents or materials filed or to be filed with the SEC or incorporated by reference in the proxy statement, because they contain important information about the Plan of Liquidation. The final proxy statement has been mailed to the Company’s stockholders. In addition, the proxy statement and other documents are available free of charge at the SEC’s internet website, www.sec.gov. The proxy statement and other pertinent documents also may be obtained free of charge at www. behringerinvestments.com, or by directing a written request to Behringer Harvard Opportunity REIT I, Inc., Attn: Shareholder Services, 15601 Dallas Parkway, Suite 600, Addison, Texas 75001. The Company, its directors and executive officers, Behringer Harvard Opportunity Advisors I, LLC (the “Advisor”) and its affiliates, and employees of the Advisor may be deemed to be participants in the solicitation of proxies with respect to the Plan of Liquidation. Information regarding the Company’s directors and executive officers and the Advisor is detailed in the proxy statements and annual reports on Form 10-K and quarterly reports on Form 10-Q previously filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Additional information regarding the direct and indirect interests of the Company’s directors and executive officers and the Advisor in the Plan of Liquidation may be obtained by reading the proxy statement and other relevant documents or materials relating to the proposed transaction. FORWARD-LOOKING STATEMENTS This document contains forward-looking statements, including discussion and analysis of the financial condition of the Company and its subsidiaries and other matters, including our proposed Plan of Liquidation. These forward-looking statements are not historical facts but are the intents, beliefs or current expectations of our management based on their knowledge and understanding of our business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. We intend that such forward-looking statements be subject to the safe harbor provisions created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution you not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this document. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. IMPORTANT RISK FACTORS TO CONSIDER Factors that could cause actual results to differ materially from any forward-looking statements made in the document include, but are not limited to: market and economic challenges experienced by the U.S. and global economies or real estate industry as a whole and the local economic conditions in the markets in which our properties are located; the availability of cash flow from operating activities for capital expenditures; our ability to retain our executive officers and other key personnel of our Advisor, our property manager and their affiliates; conflicts of interest arising out of our relationships with our Advisor and its affiliates; our level of debt and the terms and limitations imposed on us by our debt agreements; the availability of credit generally, and any failure to refinance or extend our debt as it comes due or a failure to satisfy the conditions and requirements of that debt; the need to invest additional equity in connection with debt financings as a result of reduced asset values and requirements to reduce overall leverage; future increases in interest rates; our ability to raise capital in the future by selling our assets or otherwise; impairment charges; unfavorable changes in laws or regulations impacting our business or our assets; and factors that could affect our ability to qualify as a real estate investment trust. The forward-looking statements should be read in light of these and other risk factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the period ended September 30, 2016 and in our definitive proxy materials filed in connection with our 2016 Annual Meeting of Stockholders on November 2, 2016, as filed with the Securities and Exchange Commission. 3897-1 © 2017 Behringer • Published 1/17 Behringer Harvard Opportunity REIT I, Inc.